UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Amendment No.     )

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

OVERSEAS PARTNERS LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

COMMON STOCK, PAR VALUE $0.10

2)	Aggregate number of securities to which transaction applies:

118,758,470 SHARES OF COMMON STOCK

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

THE FILING FEE OF $11,800 WAS DETERMINED PURSUANT TO RULE 0-11(c)(2) UNDER THE SECURITIES EXCHANGE ACT OF 1934 BY MULTIPLYING 1/50 OF 1% BY $59,000,000, WHICH IS EQUAL TO THE AGGREGATE OF THE CASH AND THE VALUE OF THE SECURITIES AND OTHER PROPERTY TO BE DISTRIBUTED TO SECURITY HOLDERS.

4)	Proposed maximum aggregate value of transaction:

$59,000,000

5)	Total fee paid:

$11,800

☒	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

OVERSEAS PARTNERS LTD.

Cumberland House

1 Victoria Street

Hamilton, Bermuda, HM GX

NOTICE OF SPECIAL GENERAL MEETING OF SHAREOWNERS

TO BE HELD ON JANUARY 31, 2006

To our Shareowners:

A Special General Meeting of Shareowners of Overseas Partners Ltd. (“OPL” or the “Company”), a Bermuda company, will be held at the Elbow Beach Hotel, 60 South Shore Road, Paget, Bermuda, on January 31, 2006 at 11:00 A.M., for the following purposes:

1.	To approve the winding up of the Company, including the appointment and remuneration of joint liquidators and the distribution of the surplus assets of the Company; and

2.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on December 15, 2005 as the record date for the determination of shareowners entitled to notice of, and to vote at, the meeting. In the event that certain events necessary for the timely winding up of the Company have not occurred on or prior to the date set forth for the Special General Meeting (e.g., the completion of the terminal audit of the Company or the filing of the declaration of solvency of the Company) or unforeseen events occur, the chairman of the Special General Meeting may adjourn the Special General Meeting until February 14, 2006 or such other date or dates as may be designated by the chairman and any proxy previously given (unless validly revoked) shall remain valid until such date. In the event of an adjournment to February 14, 2006 no additional notice will be given.

By order of the Board of Directors,

Mark R. Bridges

Assistant Secretary

Hamilton, Bermuda

December 29, 2005

IN ORDER THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING, KINDLY SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE. IF YOUR SHARES ARE HELD IN CUSTODY BY WACHOVIA BANK N.A., KINDLY SIGN AND RETURN THE ENCLOSED LETTER OF INSTRUCTION TO ASSURE THAT YOUR SHARES ARE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OVERSEAS PARTNERS LTD.

Cumberland House

1 Victoria Street

Hamilton, Bermuda, HM GX

PROXY STATEMENT FOR

SPECIAL GENERAL MEETING OF SHAREOWNERS

December 29, 2005

Introduction

The accompanying proxy is solicited by the Board of Directors (the “Board”) of Overseas Partners Ltd., a Bermuda company (“OPL” or the “Company”), for the Special General Meeting of Shareowners (the “Meeting”) to be held on January 31, 2006 at the Elbow Beach Hotel, 60 South Shore Road, Paget, Bermuda. This proxy statement and the proxy are being mailed on or about December 29, 2005 to persons who are shareowners of record on December 15, 2005. In addition to solicitation by mail, proxies may be personally solicited at the direction of OPL’s officers. The expense of this proxy solicitation will be paid by OPL.

Only shareowners of record at the close of business on December 15, 2005 will be entitled to vote at the Meeting. At the close of business on December 15, 2005, there were 118,758,470 common shares, $0.10 par value, outstanding and entitled to vote at the Meeting. Holders of common shares are entitled to one vote per share on all matters voted on by shareowners, except that under OPL’s Bye-laws, the voting rights of any shareowner (other than certain shareowners set forth in OPL’s Bye-laws) who beneficially own more than 10 percent of the voting stock would be limited so that such shareowner may only cast one one-hundredth of a vote for each share owned in excess of 10 percent. No dissenters’ rights are applicable to the matters being voted upon.

It is intended that all common shares represented by properly executed proxies, unless otherwise specified on the proxy, will be voted FOR the approval of the winding up of the Company. A shareowner has the right to revoke his or her proxy by sending written notice of revocation to the Secretary of OPL provided the notice is received by the Company no later than January 25, 2006, or by submitting a subsequent proxy that is received by the Company no later than January 25, 2006, or by voting in person at the Meeting.

Saul & Co., nominee for Wachovia Bank N.A. (“Wachovia”), P.O. Box 41784, Philadelphia, PA 19101-1784 is the record owner of 99,728,853 shares, constituting approximately 84% of OPL’s outstanding common shares as of December 15, 2005. These shares are held by Wachovia as custodian for shareowners who have elected not to have their shares registered in their name. Wachovia will forward this notice of meeting and proxy statement to these beneficial owners.

Owners of common shares held by Wachovia as custodian may direct the voting of their shares by executing and returning to Wachovia before January 25, 2006, the Letter of Instruction that they receive along with this notice of meeting and proxy statement. Shares for which no instructions are timely received will be voted by Wachovia. Wachovia has advised OPL that it intends to vote such shares FOR the approval of the winding up of the Company, FOR the appointment of the joint liquidators and FOR the other proposals to be voted upon at the Meeting.

No persons or classes of persons are directly or indirectly employed, retained, or to be compensated to make solicitations or recommendations in connection with the transaction. No employees or officers of the Company and none of the Company’s assets (other than cash used to pay the expenses of preparing, printing and mailing this proxy statement) will be employed or used by OPL in connection with the winding-up. Following the appointment of the joint liquidators, the officers of the Company will lose all powers and authorities to oversee the operations of the Company and it is currently expected that the employment of all remaining officers, including Mark R. Bridges, Lynda A. Davidson Leader and Chris Fleming will be terminated on or around February 10, 2006 after a short transition period working for the joint liquidators. Such officers will continue to receive their current compensation and other benefits throughout the transition period and will also be paid the severance and retention bonuses on or around January 31, 2006, pursuant to their Statements of Employment with the Company.

As used in this Proxy Statement, “dollars” and “$” refer to United States dollars.

SUMMARY TERM SHEET

MATTERS TO BE CONSIDERED AT SPECIAL GENERAL MEETING

(See Pages 4-16 and Annex A)

•	At the Meeting, shareowners will be asked to consider and vote upon a proposal to approve the winding up of the Company, including the appointment and remuneration of joint liquidators and the distribution of the surplus assets of the Company.
•	Attached to this proxy statement as Annex A is a copy of resolutions relating to the winding up. Pursuant to the resolutions, the Company will be liquidated without further action by the shareowners (except as such action may be required by law or as the joint liquidators may deem appropriate).

BACKGROUND

(See Pages 6-7)

•	On February 13, 2002, the Board determined that the Company would cease writing new reinsurance business and begin an orderly run off of its operations with the primary objective of returning capital to its shareowners.
•	Since that time, the Company has substantially sold its operating assets, settled its liabilities and returned a significant portion of its capital to shareowners.
•	In order for shareowners to receive a final distribution of the remaining capital and to terminate their beneficial ownership in the Company, liquidators must be appointed and the Company wound up.

WINDING UP

(See Pages 7-9)

•	The winding up of the Company will be conducted under the direction of the joint liquidators in accordance with Bermuda law.
•	Upon the appointment of the joint liquidators, the Company’s Board and officers will no longer have the powers and responsibility for the Company.
•	The joint liquidators will identify and settle all remaining liabilities of the Company, will distribute to shareowners their pro rata share of OPL’s assets remaining after all claims of creditors has been paid or provided for and dissolve the Company.

TRANSFER OF SHARES; APPRAISAL RIGHTS OF SHAREOWNERS

(See Page 10)

•	Following the approval of the winding up, transfers of shares will require the consent of the joint liquidators.
•	Shareowners will not have appraisal rights or similar rights in connection with the winding up of the Company.

SPECIAL FACTORS

(See Pages 10-11)

•	The purpose of the transaction is to complete the run-off process initiated by the Board of Directors in February 2002 and the return of capital to shareowners.

•	The Company believes the proposed transaction is fair to all shareowners.

U.S. FEDERAL INCOME TAX CONSEQUENCES

(See Pages 12-13)

•	For shareowners who are U.S. citizens or residents, for U.S. federal income tax purposes, the final liquidating distribution will be treated as payment in exchange for stock.
•	OPL believes it likely will meet the definition of a passive foreign investment company (“PFIC”) for 2006.
•	A U.S. Shareowner (as defined below under “Material United States Federal Income Tax Consequences”) of a PFIC has ordinary income treatment for the amount of any gain recognized on the disposition of the shares, including any liquidating distribution treated as gain, and is subject to a special tax and an interest charge on such amount. A U.S. Shareowner who otherwise would have capital gain from distributions from OPL may be able to avoid the ordinary income treatment on such gain and any PFIC penalty by making a qualified electing fund election if the joint liquidators satisfy certain requirements.

VOTING REQUIREMENTS

(See Page 18)

•	Approval of the winding up and appointment of the joint liquidators requires the affirmative vote at the Meeting of the holders of a majority of the voting power of the Company’s common shares present in person or represented by proxy at the Meeting (subject to voting restrictions and other Bye-Law provisions).

MATTERS TO BE CONSIDERED AT SPECIAL GENERAL MEETING

The Board requests that the shareowners consider the following proposals:

1.	Approving the minutes of the annual general meeting of shareowners of the Company held on August 8, 2005;

2.	Voluntarily winding up the Company pursuant to the provisions of the Bermuda Companies Act 1981;

3.	Appointing Peter C.B. Mitchell and Nigel J.S. Chatterjee to be joint liquidators, to act both jointly and severally, for the purposes of such winding up, such appointment to be effective forthwith;

4.	Granting the joint liquidators the authority to distribute the surplus assets in specie as they may determine;

5.	Granting the joint liquidators authority to appoint attorneys-in-fact to act on their behalf in their absence from Bermuda; and

6.	Remunerating the joint liquidators for all work reasonably and properly carried out in the winding up of the Company, together with reasonable out-of-pocket expenses and proper disbursements incurred in connection with the winding up.

Each of the foregoing proposals requires the affirmative vote of the majority of the voting power of the Company’s common shares present in person or represented by proxy at the Meeting (subject to voting restrictions and other Bye-Law provisions). Each of proposals 3, 4, 5 and 6 is conditioned upon approval of proposal 2.

The Board of Directors recommends that shareowners

vote FOR each of the foregoing proposals

PROPOSAL NO. 1

Approval of the minutes of the annual general meeting held on August 8, 2005.

The minutes of the annual general meeting held on August 8, 2005 are attached hereto as Exhibit 1.

PROPOSAL NO. 2

Voluntary winding up of the Company pursuant to the provisions of the Bermuda Companies Act 1981.

THE WINDING UP

Background

On February 13, 2002, the Board of OPL announced its decision to restructure OPL and to begin an orderly runoff of its operations. The Board concluded that OPL’s then existing capital structure would not allow it to continue to grow and compete effectively in the reinsurance market while at the same time satisfying the desire of many of OPL’s approximately 98,000 shareowners to have greater liquidity for their investment in OPL, for which there is no trading market and no prospect of such a market.

Since entering into runoff the Company’s operational focus has been to (i) preserve its capital base through various risk management initiatives and cost control; (ii) actively manage and negotiate early settlement of its reinsurance liabilities and real estate debt; (iii) seek opportunistic sales of its real estate assets and reinsurance subsidiaries; and (iv) prudently return capital to its shareowners over time.

The runoff was formalized through a Plan of Liquidation (the “Plan”) adopted, approved and ratified by the Board on March 28, 2003. The Plan provided for the sale of the Company’s assets, the payment of its liabilities and the distribution to shareowners of any capital not required to support the Company’s runoff.

Prior to the runoff decision, the Company had operated in two business segments: reinsurance, and real estate and leasing. The reinsurance activities were primarily conducted through OPL and a number of Bermuda and United States subsidiaries, all of which have now been sold. Most recently, the Company completed the sale of its principal operating subsidiary, Overseas Partners Re Ltd., on September 22, 2005. OPL has commuted, novated or otherwise settled all of its reinsurance obligations at this time and is now no longer licensed as a reinsurance company. The Company’s real estate and leasing activities were owned and managed through United States subsidiaries of Overseas Partners Capital Corp. (“OPCC”), a wholly-owned subsidiary of OPL. OPCC and its subsidiaries sold the Company’s last remaining real estate holdings during the fourth quarter of 2003, and OPCC and all real estate subsidiaries have now been either sold or dissolved.

The runoff activities, including the aforementioned sales of real estate assets and operating subsidiaries, freed up significant amounts of excess capital, which the Company has been distributing to its shareowners with the approval of its insurance regulator in Bermuda, the Bermuda Monetary Authority. Since going into runoff the Company has made four liquidating distributions to shareowners, totaling approximately $1 billion and has declared a further liquidating distribution of $166 million ($1.40 per share) payable on January 4, 2006 to shareowners of record on November 7, 2005.

With the exception of shares purchased from employees, who had exercised put options to sell their shares upon termination of their employment with the Company, the Company has not repurchased the Company’s common shares in the last two years. All shares repurchased from employees were at the net book value per share as determined from the Company’s most recent balance sheet as filed with the Securities and Exchange Commission. During the quarter ended December 31, 2003, 46,820 shares were repurchased at a price of $8.37 per share. No shares were repurchased during the year ended December 31, 2004 or during the quarter ended March 31, 2005. During the quarter ended June 30, 2005, 11,376 shares were repurchased at a price of $2.35 per share. No shares have been repurchased since June 30, 2005.

As a result of the aforementioned runoff activities, distributions and common share repurchases, the Company’s total assets have decreased from approximately $4.29 billion at December 31, 2001 to approximately $236 million as of December 15, 2005. Similarly, shareowners’ equity has decreased from approximately $1.32 billion at December 31, 2001 to approximately $64 million as of December 15, 2005.

There are no restrictions on the Company’s current or future ability to pay dividends but it is extremely unlikely that the Company will pay ordinary dividends in the future.

Pursuant to a Statement of Employment filed as Exhibit 10(d) to OPL’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission on March 11, 2005, the remaining executive officers and employees are entitled to exercise a put option within 15 days of the termination of their employment, requesting that the Company purchase their shares at current net book value (as adjusted for distributions declared but not paid). This applies to a total of 103,108 shares as shown below:

Name	Principal Position	Number of shares	Pro Forma Net Book Value
Mark R. Bridges	President & Chief Executive Officer	94,142	$48,012
Lynda A. Davidson Leader	SVP, Director of Operations	2,984	$1,522
Chris Fleming	VP, Chief Accounting Officer	400	$204
Other employee		5,582	$2,847

The pro forma net book value is calculated based on a net book value per share of $0.51 (net book value per share as of September 30, 2005 of $1.91 less the $1.40 liquidating distribution to be paid on January 4, 2006).

All directors and executive officers of the Company intend to vote for the winding up of the Company, as the winding-up will complete the run-off process initiated by the Board of Directors in February 2002 and the return of capital to shareholders.

Winding up process

Prior to the Meeting, a “terminal audit” of the Company, which is the last audit required under Bermuda law because liquidators are not required to provide audited financial statements, will be completed by Deloitte & Touche. Following the completion of the terminal audit, the Directors will file a declaration of solvency with the Bermuda Registrar of Companies. At the Meeting, the shareowners of the Company will be asked to pass a resolution to formally wind up the Company and to appoint Peter C.B.

Mitchell and Nigel J.S. Chatterjee of PricewaterhouseCoopers (Bermuda) as joint liquidators to complete the orderly winding-up of the Company. OPL is seeking a determination as to whether it will be required to file an Annual Report on Form 10-K for the year ended December 31, 2005. If an Annual Report on Form 10-K is required, it will include the results of the terminal audit; otherwise, the results of the terminal audit will be included in a current report on Form 8-K to be filed with the Securities and Exchange Commission.

Under Bermuda law, upon the adoption of the resolutions in favor of the winding up and the appointment of a liquidator, the Board of Directors loses all power and authority, and the liquidator assumes responsibility for the winding up, including the identification and settlement of all remaining liabilities, the distribution of remaining capital to shareowners and the ultimate dissolution of the Company. OPL expects that the employment of all its remaining officers and employees will terminate shortly after the adoption of the resolutions.

The joint liquidators of the Company, in addition to giving specific notice to known creditors, will publish, in appointed newspapers in Bermuda and the United States, notice to creditors of the Company that they should submit any proof of debts due to them by the Company. These notices will usually be published at the same time as publishing notice of the winding up resolution. After the date by which creditors must submit their claims has expired (which must be not less than 14 days from the date of this notice), the joint liquidators of the Company will arrange for the settlement of all of the Company’s outstanding liabilities. The joint liquidators of the Company will distribute the remaining assets of the Company to shareowners, after payment of, or provision for, liabilities and the costs of liquidation, including anticipated fees and expenses of the joint liquidators. The amount of the final distribution to shareowners may be affected by:

•	Uncertainty of the ultimate realizable value of our unquoted investment in a Barbados reinsurance company;

•	Losses due to interest rate fluctuations and volatility in the U.S. financial markets which could affect our investment portfolio;

•	The costs of the liquidation process;

•	Adverse outcomes from any future state or federal tax audits in relation to our former U.S. real estate operations; and

•	The resolution of any current, pending or future litigation or other legal proceedings.

The amount of the final distribution to shareowners is not expected to exceed $60 million. The costs of printing and mailing the Proxy Statement and holding the Special General Meeting are expected to be approximately $0.2 million and will be paid by the Company. The joint liquidators will be remunerated on a time incurred basis for all work reasonably and properly carried out in the winding up of the Company, together with reasonable out-of-pocket expenses and proper disbursements incurred in connection with the winding up. In the absence of unforeseen circumstances, the joint liquidators’ costs are not expected to exceed $0.5 million. However, the ultimate costs of the liquidation will depend on whether any unforeseen creditor claims emerge from the winding up process and on how long the liquidation takes to complete.

If distributions to a shareowner are not cashed or otherwise returned to the joint liquidators, the joint liquidators are bound by the laws of Bermuda to pay those funds into the Consolidated Fund (as defined in The Companies Act of 1981 of Bermuda (the “Companies Act”)). The Consolidated Fund consists of all revenues or other moneys raised or received by or for the purposes of the Bermuda Government (not being revenues that are payable by or under any law into some other fund established for any specific purpose). Shareowners who are entitled to those funds can obtain payment by application to the Bermuda Ministry of Finance / Registrar of Companies thereafter. There is no cost to shareowners to obtain funds from the Consolidated Fund. Saul & Co., nominee for Wachovia, is the record owner of 99,728,853 shares. Payments of distributions during the course of the liquidation will be made to that entity. In the event of distributions made by Wachovia to a beneficial owner of shares in the name of Saul & Co. not being cashed, the funds represented by these uncashed distributions will be dealt with in accordance with the laws of escheatment in the United States.

Once the shareowners have authorized the winding up of the Company and the appointment of the joint liquidators, the Company will no longer be obligated under Bermuda law to provide audited annual financial statements to its shareowners. However, in the event that the winding up process continues for more than one year, the joint liquidators are required to convene a General Meeting of Shareowners after each anniversary of the shareowners’ vote to wind up the Company (each, a “Subsequent Shareowners’ Meeting”) and must lay before the meeting a statement of receipts and payments.

The final general meeting of the Company is not required to be convened by individual notice to each shareowner but requires one month’s notice in an appointed newspaper in Bermuda and will conclude the corporate action necessary to liquidate the Company. At the final general meeting the joint liquidators’ accounts of the liquidation will be received and resolutions will be passed determining the manner in which the Company’s books and records will be disposed of and the Company will be dissolved.

Within one week after the final general meeting is held, the joint liquidators must notify the Bermuda Registrar of Companies that the Company has been dissolved. The Registrar will record that fact and the date of the dissolution (i.e., the date of the final general meeting) in the appropriate register. Subsequently, a certificate of dissolution will be issued by the Registrar (usually between three to six weeks after the final general meeting).

If no quorum is present at the final general meeting, the Company may be dissolved on the date for which the final general meeting was summoned by the joint liquidators’ notification of same to the Bermuda Registrar of Companies pursuant to Section 213(3) of the Companies Act.

It is too early to accurately determine the date of final dissolution at this time, but the Company believes that the winding-up process will be substantially completed, if not completed, by the end of 2006 if events unfold according to plan.

Transfers of Shares

Following the approval of the winding up, shareowners will be permitted to transfer shares only with the prior written consent of the joint liquidators.

Government Approvals

Other than compliance with the provisions of Bermuda law, in order to effect the winding up and dissolution of the Company, no federal or state regulatory requirements or approvals must be complied with or obtained in connection with the winding up and dissolution of the Company.

Appraisal Rights of Shareowners

Under Bermuda law, shareowners are not entitled to any rights of appraisal or similar rights in connection with the approval of the winding up contemplated by this proxy statement.

SPECIAL FACTORS

Purpose, Alternatives, Reasons and Effects

The purpose of the winding-up is to complete the run-off process initiated by the Board of Directors in February 2002 and return capital to shareowners. The only means available to the Company to distribute all remaining assets to the shareowners is a winding-up process. The Company chose this time to initiate its winding-up process because it has commuted, novated or otherwise settled all of its reinsurance liabilities and sold all of its assets except for cash and short-term investments and 16% stock ownership in a privately held reinsurance company with a carrying value of $1.8 million. At the end of the winding-up process, the Company will be dissolved and shareowners will receive a final distribution and the common shares will be de-registered under the Securities Exchange Act. The U.S. federal income tax consequences of this final distribution for U.S. Shareowners are discussed in the section “Material United States Federal Income Tax Consequences” below.

Fairness

The Company believes that the proposed liquidation is fair to all shareowners, including unaffiliated shareowners, as it provides for the final return of remaining capital to shareowners. Further, the Company does not believe that there is any other alternative that will result in the same level of liquidity and finality to the shareowners.

The Board of Directors of the Company unanimously voted to recommend that shareowners vote for the proposal to appoint the joint liquidators and wind up the Company. Although the Board of Directors did not perform any specific quantified analysis in making its recommendation, the Board of Directors considered that:

•	the proposed liquidation will allow all remaining assets, which consist mainly of cash and short term investments, to be distributed to shareowners, after payment of, or provision for, liabilities and the costs of liquidation.

•	the Company’s shares have never had a public trading market;

•	the Company has no ongoing operations and has been in run-off since February of 2002 and, therefore, has no going concern value; and

•	shareowners are expected to receive an amount that approximates net book value per share after making provision for all valid creditor claims and deducting the costs of liquidation.

However, there is no guarantee that shareowners will receive the book value per share as the liquidation proceeds. Among the important factors that could cause actual results to differ materially from those indicated by our forward-looking statements are:

•	Uncertainty of the ultimate realizable value of our unquoted investment in a Barbados reinsurance company;

•	Losses due to interest rate fluctuations and volatility in the U.S. financial markets which could affect our investment portfolio;

•	The costs of the liquidation process;

•	Adverse outcomes from any future state or federal tax audits in relation to our former U.S. real estate operations; and

•	The resolution of any current, pending or future litigation or other legal proceedings.

No director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Rule 13e-3 transaction and / or preparing a report concerning the fairness of the transaction.

Under Bermuda law, the commencement of the winding-up of the Company and the appointment of the joint liquidators requires the affirmative vote of the majority of the voting power of the Company’s common shares present in person or represented by proxy at the Meeting (subject to voting restrictions and other Bye-Law provisions).

During the past two years, the Company has received and accepted, after negotiation, offers for the sale of what were then its two remaining operating subsidiaries. The Company completed those sales. The proceeds of the first sale were distributed to shareowners and the majority of the proceeds of the second sale will be distributed to shareowners on January 4, 2006.

Reports, Opinions, Appraisals and Negotiations

The Company has not received any report, opinion or appraisal materially related to the proposed winding-up and appointment of the joint liquidators from an outside party.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

Each shareowner should consult his or her own tax advisor concerning the tax implications of the winding up. For convenience, the following general discussion summarizes material U.S. federal income tax consequences of the final liquidating distributions based on the U.S. Internal Revenue Code of 1986, as amended, on the Treasury Regulations promulgated thereunder, and on judicial and administrative interpretations thereof, all as in effect on the date of this proxy statement and all of which are subject to change. It does not address the tax consequences for any holder other than a U.S. Shareowner. A “U.S. Shareowner” is a citizen or resident of the U.S., a corporation or other entity taxable as a corporation, in either case organized in or under the laws of the U.S. or any state or political subdivision thereof, or an estate or trust that is subject to U.S. federal income taxation without regard to the source of its income. This summary does not address state, local, or foreign tax laws that may affect taxation of shareowners. In addition, it does not address the tax consequences to certain persons subject to special tax provisions of U.S. federal income tax law, such as tax-exempt organizations, qualified retirement plans, persons who acquire their stock through exercise of employee stock options or otherwise as compensation, or persons who hold their shares as ordinary assets and not as capital assets.

General Rules for Liquidating Distributions

The liquidating distribution or distributions made by the joint liquidators are treated as a payment in exchange for stock for U.S. federal income tax purposes. Absent application of the passive foreign investment company (“PFIC”) rules described below, a U.S. Shareowner generally would recognize capital gain or capital loss on the difference between (i) the value of the consideration received in a liquidating distribution for each common share of OPL and (ii) such shareowner’s adjusted tax basis in each common share. Any such capital gain or loss would be long-term capital gain or loss if the U.S. Shareowner held the common shares for more than one year on the date of distribution and short-term capital gain or loss if the U.S. Shareowner held the common shares for one year or less on the date of distribution. In this case, where there has been a series of liquidating distributions, amounts paid are first applied to basis (i.e., tax cost); distributions would only be taxed once the aggregate amount of the distributions exceeds such basis. Capital losses on a series of liquidating distributions may be recognized only when a U.S. Shareowner receives the final liquidating distribution with respect to his or her common shares.

General PFIC Rules

Sections 1291 through 1298 of the Internal Revenue Code contain special rules applicable to United States shareowners of foreign corporations that are PFICs. In general, a foreign corporation will be a PFIC for a year if 75% or more of its gross income constitutes “passive income” or 50% or more of its assets produce passive income. Beginning in 2006, when OPL no longer has any subsidiaries in the insurance business, OPL believes it likely will meet the PFIC definition because all of its assets will be investment assets, none of which support any insurance business. In the event that OPL is a PFIC for a year, the general capital gain rule for liquidating distributions will not apply to any OPL liquidating distribution made in that year unless the shareowner can and does make a qualified electing fund (“QEF”) election as described in the following section titled “QEF Election.”

Absent a QEF election, any gain recognized by a U.S. Shareowner after the company becomes a PFIC will be taxed at ordinary income rates rather than capital gain rates. As a result, to the extent a distribution received by a U.S. Shareowner after 2005 exceeds any remaining basis in his or her shares after taking into account prior distributions, the U.S. Shareowner will be taxable on that distribution at ordinary income rates.

In addition, a U.S. Shareowner of a PFIC is subject to a special tax and an interest charge on the amount of any gain recognized on the disposition of the shares, including any liquidating distribution treated as gain. The special tax and interest charge generally are designed to capture the value of the deferral in the payment of taxes that are deemed due under the PFIC rules during the period that the U.S. Shareowner owns the shares while the company is a PFIC. If the winding up is completed by the end of 2006, the special tax and interest charge should not apply to the final distributions; however, if a distribution is made after 2006, it will be subject to the special tax and interest charge.

The PFIC rules do not apply to losses on the disposition of shares. Thus, a U.S. Shareowner that will recognize a loss upon the final distribution generally should have a capital loss and will not be subject to the special tax and interest charge discussed above nor be required to make the QEF election.

QEF Election

A U.S. Shareowner that otherwise would have capital gain from distributions from OPL would be able to avoid ordinary income treatment and any PFIC penalty by making a QEF election and agreeing to be taxed currently on his or her share of the income of the Company. In accordance with such an election, the U.S. Shareowner would be required to include (i) in ordinary income currently his or her proportionate share of OPL’s ordinary income and (ii) in long-term capital gains his or her proportionate share of OPL’s net capital gain for each year the election is in effect, even if such income is not distributed. The U.S. Shareowner would not have to pay tax on any subsequent distribution of amounts with respect to which tax was already paid.

A U.S. Shareowner would make a QEF election on the Internal Revenue Service Form 8621 attached to his or her federal tax return for the first year of the election and for each year thereafter. OPL has discussed this issue with the proposed joint liquidators and has been informed that they expect to provide information necessary in order for OPL’s U.S. Shareowners to make QEF elections and to permit the U.S. Shareowners to inspect and copy OPL’s permanent books of account, records, and such other documents as may be maintained by OPL that are necessary to establish that OPL’s ordinary earnings and net capital gain are computed in accordance with U.S. income tax principles.

DIRECTORS’ AND OFFICERS’ INTERESTS IN THE LIQUIDATION

Set forth below is information relating to the beneficial ownership of OPL common shares by (i) each director, (ii) the Chief Executive Officer and the other Named Executive Officers (as defined herein) and (iii) all directors and executive officers as a group. All shares are owned of record and beneficially, and each person and group identified has sole voting and investment power with respect to such shares, except as otherwise indicated.

No individual or group known to the Company beneficially owns more than five percent of the outstanding shares of OPL common shares.

	Common Shares Held as of December 15, 2005 (1)
Name	Shares Beneficially Owned (2)	Additional Shares in which the Individual has, or Participates in, the Voting or Investment Power (3)	Total Shares and Percent of Class
Mark R. Bridges Cumberland House One Victoria Street P.O. Box 1581 Hamilton, HM GX, Bermuda	164,494 (includes 70,352 unexercised stock options)	—	164,494 (0.14%)

Robert J. Clanin 55 Glenlake Parkway NE Atlanta, GA 30328	44,075 (includes 6,204 unexercised stock options)	5,382,167	5,426,242 (4.57%)

Mark B. Cloutier Cumberland House One Victoria Street P.O. Box 1581 Hamilton, HM GX, Bermuda	4,526	—	4,526 (0.00%)

Lynda A. Davidson Leader Cumberland House One Victoria Street Hamilton, HM GX, Bermuda	9,484 (includes 6,500 unexercised stock options)	—	9,484 (0.01%)

D. Scott Davis 55 Glenlake Parkway NE Atlanta, GA 30328	23,995 (includes 6,204 unexercised stock options)	—	23,995 (0.02%)

Common Shares Held as of December 15, 2005 (1)
Name	Shares Beneficially Owned (2)	Additional Shares in which the Individual has, or Participates in, the Voting or Investment Power (3)	Total Shares and Percent of Class

Chris Fleming Cumberland House One Victoria Street Hamilton, HM GX, Bermuda	4,150 (includes 3,750 unexercised stock options)	—	4,150 (0.00%)

Joseph M. Pyne 1619 Girvan Drive Duluth, GA 30097	30,181 (includes 6,204 unexercised stock options)	—	30,181 (0.03%)

Cyril E. Rance Blue Anchorage No. 6 Agars Hill - Point Shares Pembroke, HM 05, Bermuda	8,204 (includes 6,204 unexercised stock options)	—	8,204 (0.01%)

All directors and executive officers as a group (8 persons) (4)	289,109	5,382,167	5,671,276 (4.78%)

(1)	These holdings are calculated in accordance with regulations of the SEC requiring the disclosure of shares as to which directors and officers hold voting or dispositive power, notwithstanding the fact that they are held in a fiduciary, rather than a personal, capacity and that the power is shared among a number of fiduciaries including, in several cases, corporate trustees, directors or other persons who are neither officers nor directors of OPL.
(2)	The amounts shown in this column include an aggregate of 15,779 shares owned by or held in trust for members of the families of Mr. Clanin and Mr. Davis as to which they disclaim beneficial ownership. The amounts shown in this column include unexercised stock options held by the Named Executive Officers that are exercisable within 60 days of December 15, 2005. As a result of OPL’s book value being significantly less than the exercise price it is unlikely that the unexercised stock options will be exercised.
(3)	None of the directors, nominees, other officers or members of their families, have any ownership rights in the shares listed in this column. Of the shares 5,045,005 are owned by a charitable foundation on whose Board of Trustees Mr. Clanin and other persons serve and 337,162 shares are held by a charitable foundation of which Mr. Clanin and other persons are trustees.
(4)	All directors and officers as a group are totaled as of December 15, 2005.

It is expected that the employment contracts of the remaining executive officers will be terminated on or around February 10, 2006. Such executive officers will be entitled to the severance benefits and retention awards pursuant to the terms of their employment as disclosed in Exhibit 10(d) to the Company’s

Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated herein by reference.

PROPOSAL NO. 3

Appointment of Peter C.B. Mitchell and Nigel J.S. Chatterjee as joint liquidators.

Peter Mitchell is the Managing Partner of PricewaterhouseCoopers in Bermuda. Nigel J.S. Chatterjee is a Director of PricewaterhouseCoopers in Bermuda. Each of them has been employed by PricewaterhouseCoopers for more than five years. Messrs. Mitchell and Chatterjee hold UK Insolvency Licenses and each has over 20 years insolvency experience. They have handled numerous liquidations in Bermuda.

PROPOSAL NO. 4

Authorization of the joint liquidators to distribute the surplus assets of the Company in specie as they may determine.

This resolution will authorize the joint liquidators to distribute to shareowners the Company’s remaining assets after payment of or provision for claims of creditors, at such time as the joint liquidators consider appropriate. Please refer to “The Winding Up — Winding up process” for additional information.

PROPOSAL NO. 5

Authorization of the joint liquidators to appoint attorneys-in-fact to act on their behalf in their absence from Bermuda.

This resolution permits the winding up to continue even when the joint liquidators are not in Bermuda. This resolution will ensure that the winding-up process proceeds as efficiently as possible and is not delayed by logistical issues such as the absence of a liquidator when his signature is required on a document.

PROPOSAL NO. 6

Remuneration of the joint liquidators and reimbursement of reasonable out-of-pocket expenses and proper disbursements incurred in connection with the winding up.

The joint liquidators will be remunerated on a time incurred basis for all work reasonably and properly carried out in the winding up of the Company, together with reasonable out-of-pocket expenses and proper disbursements incurred in connection with the winding up. In the absence of unforeseen circumstances, the joint liquidators’ costs are not expected to exceed $0.5 million. However, the ultimate costs of the liquidation will depend on whether any unforeseen creditor claims emerge from the winding up process and on how long the liquidation takes to complete.

STATEMENTS REGARDING FORWARD LOOKING-INFORMATION

Some of the statements contained in this Securities and Exchange Commission filing contain forward-looking information. Forward-looking statements are statements other than historical information or statements of current condition. Some forward-looking statements can be identified by the use of such words as “expect,” “believe,” “hope,” “goal,” “plan,” “intend,” “estimate,” “may” and “will” or similar words. These forward-looking statements relate to OPL’s plans and objectives for future operations including OPL’s policy on future distributions.

You should be aware that these statements are subject to risks, uncertainties and other factors, that could cause the actual results to differ materially from those suggested by the forward-looking statements. Accordingly, there can be no assurance that those indicated results will be realized. Among the important factors that could cause actual results to differ materially from those indicated by our forward-looking statements are:

•	Uncertainty of the ultimate realizable value of our unquoted investment in a Barbados reinsurance company;

•	Losses due to interest rate fluctuations and volatility in the U.S. financial markets which could affect our investment portfolio;

•	The costs of the liquidation process;

•	Adverse outcomes from any future state or federal tax audits in relation to our former U.S. real estate operations; and

•	The resolution of any current, pending or future litigation or other legal proceedings.

We do not undertake any duty to update these forward-looking statements in any manner, except as required to comply with Rules 13e-3(d)(2) and 13e-3(f)(1)(iii) as necessary.

OTHER BUSINESS

The resolutions to be voted on at the Meeting include a resolution approving the minutes of the 2005 Annual General Meeting. Approval of the minutes of the 2005 Annual General Meeting does not constitute approval of any of the actions taken at that meeting.

The Board is not aware of any business to be conducted at the Meeting other than the proposals described in this Proxy Statement. However, should any other matters requiring a vote of the shareowners arise, the proxies named in the accompanying proxy or Letter of Instruction will vote in accordance with their best judgment.

VOTING REQUIREMENTS

OPL’s Bye-laws provide that at any General Meeting of Shareowners two shareowners present in person and representing in person or by proxy in excess of 50% of the outstanding voting common shares will constitute a quorum for the meeting. The Bye-laws further provide that most questions brought before the General Meeting will be decided by a simple majority of the votes cast, unless otherwise provided by specific Bye-laws or the Companies Act.

The approval of the winding up will require a simple majority of 50% plus one of the votes cast. Abstentions will have no effect on the outcome of the voting.

SHAREOWNER PROPOSALS AND COMMUNICATIONS WITH THE BOARD

Shareowners wishing to communicate with the Board or an individual Board member concerning the Company may do so by writing to the Board or to the particular Board Member and mailing the correspondence to: Attention: Senior Vice President, Shareowner Relations, Overseas Partners Ltd., Cumberland House, P.O. Box 1581, 1 Victoria Street, Hamilton, Bermuda, HM GX, Telephone: 441-295-0788. These communications will be forwarded to the director or directors to whom they are addressed.

If the resolution for the winding up of the Company is adopted by shareowners at the Meeting, there will not be a 2006 Annual General Meeting or any further Annual General Meetings.

If the resolution for the winding up of the Company is not adopted by the shareowners, notice of a proposal which a shareowner wishes to raise at the 2006 Annual General Meeting must be received by the Secretary of the Company not more than 60 days and not less than 30 days in advance of the 2006 Annual General Meeting in order to be considered timely under the Company’s Bye-laws. However, in the event that the Company gives shareowners less than 40 days’ notice of the date of the 2006 Annual General Meeting, notice of a proposal by a shareowner, to be timely, must be received not later than the close of business on the tenth day following the date that notice of the 2006 Annual General Meeting was mailed or public disclosure was made, whichever first occurs.

FINANCIAL STATEMENTS

The audited financial statements of OPL as of and for the year ended December 31, 2004 and December 31, 2003 and as of and for the three- and nine-month periods ended September 30, 2005 are incorporated herein by reference to OPL’s Annual Report on Form 10-K for the year ended December 31, 2004 and OPL’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, respectively. The selected financial data included under Item 6 of OPL’s Annual Report on Form 10-K for the year ended December 31, 2004 are incorporated herein by reference.

OVERSEAS PARTNERS LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	September 30, 2005	December 31, 2004	December 31, 2003
	(Unaudited)
ASSETS:
Investments	$15,553	$26,404	$215,245
Cash and cash equivalents	212,383	63,604	286,527
Assets relating to former subsidiaries held for sale	—	654,854	1,645,929
Other assets	8,821	9,175	40,426

Total assets	$236,757	$754,037	$2,188,127

LIABILITIES AND MEMBERS’ EQUITY:
Liabilities:
Accrued losses and loss expenses	$—	$—	$91,938
Liabilities relating to former subsidiaries held for sale	—	236,243	1,085,640
Accounts payable and other liabilities	9,680	2,404	12,662
Distribution payable	—	—	296,924

Total liabilities	$9,680	$238,647	$1,487,164

Members’ equity:
Members’ equity	$227,077	$515,390	$700,963

Total liabilities and members’ equity	$236,757	$754,037	$2,188,127

Net book value per share	$1.91	$4.34	$5.90

After adjusting for the liquidating distribution of $1.40 per share to be paid on January 4, 2006, the net book value per share is approximately $0.51.

OVERSEAS PARTNERS LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Nine Months Ended September 30,		Year Ended December 31,
	2005	2004	2004	2003
REVENUES:
Reinsurance premiums written and earned	$—	$—	$—	$10,271
Finance lease	—	—	—	3,020
Loss on sale of real estate assets	—	—	—	(10,198)
Investment income	2,261	1,474	1,971	37,963

	2,261	1,474	1,971	41,056

EXPENSES:	3,927	5,408	7,033	77,950

Loss from continuing operations before income taxes	(1,666)	(3,934)	(5,062)	(36,894)
Income taxes	(521)	184	969	15,376

Net loss from continuing operations	(2,187)	(3,750)	(4,093)	(21,518)

Discontinued operations:
Net (loss) income from former subsidiaries, net of taxes	(49,021)	48,314	65,131	67,373

Net (loss) income	$(51,208)	$44,564	$61,038	$45,855

EARNINGS PER SHARE
Loss from continuing operations	$(0.02)	$(0.03)	$(0.03)	$(0.18)
(Loss) income from discontinued operations	(0.41)	0.41	0.55	0.57

Basic and diluted net (loss) income per share	$(0.43)	$0.38	$0.51	$0.39

INCORPORATION BY REFERENCE

This proxy statement incorporates documents by reference which are not presented in or delivered with this proxy statement.

You should rely only on the information contained in this document delivered with this proxy statement or that we have referred to you. We have not authorized anyone to provide you with information that is different.

The following documents which have been filed by the Company with the Securities and Exchange Commission, are incorporated by reference to the proxy statement.

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2004;

•	Exhibit 10(d) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004;

•	The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2005, June 30, 2005 and September 30, 2005;

•	The Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on April 1, 2005, September 9, 2005 and September 22, 2005; and

•	The Company’s Proxy Statement on Schedule 14A for the 2005 Annual General Meeting filed with the Securities and Exchange Commission on June 30, 2005.

All documents filed by OPL pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement and before the date of the Meeting are incorporated by reference into and are made a part of this proxy statement from the date of filing those documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this proxy statement will be deemed to be modified or superseded for the purposes of this proxy statement to the extent that a statement contained in this proxy statement or other subsequently filed document that is deemed to be incorporated by reference into this proxy statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

A copy of any and all of the information that has been incorporated by reference into this proxy statement (not including exhibits to such information, unless such exhibits are specifically incorporated by reference) may be obtained, without charge, by each person to whom this proxy statement is delivered, upon written or oral request to:

Assistant Secretary

Overseas Partners Ltd.

Cumberland House

One Victoria Street

Hamilton HM GX, Bermuda

Telephone: 441-295-0788

Annex A

APPROVAL OF RESOLUTIONS TO EFFECT THE WINDING UP OF OVERSEAS PARTNERS LTD.

The Board recommends the adoption of the following resolutions:

RESOLVED

1.	THAT the minutes of the annual general meeting of shareowners of the Company held on August 8, 2005 be approved;

2.	THAT the Company be wound up voluntarily pursuant to the provisions of the Bermuda Companies Act 1981;

3.	THAT Peter C.B. Mitchell and Nigel J.S. Chatterjee be appointed joint liquidators, to act both jointly and severally, for the purposes of such winding up, such appointment to be effective forthwith;

4.	THAT the joint liquidators be and they are hereby authorized to distribute the surplus assets in specie as they may determine;

5.	THAT the joint liquidators be and they are hereby authorized to appoint attorneys-in-fact to act on their behalf in their absence from Bermuda; and

6.	THAT the joint liquidators be remunerated for all work reasonably and properly carried out in the winding up of the Company, together with reasonable out-of-pocket expenses and proper disbursements incurred in connection with the winding up.

The adoption of the foregoing resolutions requires the affirmative vote of a majority of the voting power of the common shares of the Company present in person or represented by proxy at the Meeting (subject to voting restrictions and other Bye-Law provisions).

EXHIBIT 1

Minutes of the annual general meeting of shareowners of the Company held on August 8, 2005.

OVERSEAS PARTNERS LTD.

ANNUAL GENERAL MEETING OF SHAREOWNERS August 8, 2005

MINUTES of the Annual General Meeting of Members of OVERSEAS PARTNERS LTD. (the “Company”) held at Hamilton Princess Hotel, Hamilton, Bermuda on the 8th day of August 2005.

PRESENT:	Robert J. Clanin
Mark R. Bridges
Mark B. Cloutier
D. Scott Davis
Cyril Rance
Joseph M. Pyne (as proxy in respect of 109,740,427 shares)
Lynda Davidson-Leader (Judge of Election)
Chris Fleming (Judge of Election)
Catharine Lymbery, Secretary

1.	CHAIR

Mr. Robert J. Clanin took the Chair and Ms. Catharine Lymbery acted as Secretary to the meeting. He confirmed that notice of the meeting had been given to all Directors and their alternates and that a quorum was present.

2.	NOTICE OF MEETING

On motion and unanimously carried, the reading of the notice of the Annual General Meeting was waived. The Secretary confirmed that notice of the Annual General Meeting and Proxy Statement had been mailed on or about July 1, 2005 to each shareowner of record on May 31, 2005.

3.	DECLARATION AS TO QUORUM

Ms. Davidson Leader confirmed that a quorum was present as the owners of more than 50% of the issued and outstanding shares of the Company were present in person or by proxy.

4.	MINUTES

On motion duly made and seconded, it was RESOLVED that the Minutes of the Annual General Meeting of Shareowners held on 4 August 2004 be and are hereby approved.

1

5.	FINANCIAL STATEMENTS

The Chairman presented to the meeting the audited Financial Statements of the Company for the year ended 31 December 2004. After discussion, upon motion duly made and seconded, it was RESOLVED that the audited Financial Statements of the Company for the year ended 31 December 2004, and the report of the auditors thereon, be received and adopted.

6.	APPOINTMENT OF DIRECTORS

Mr. Bridges, on behalf of the Directors and management, moved the nominations of D. Scott Davis, Robert J. Clanin, Joseph M. Pyne, Cyril E. Rance, Mark R. Bridges and Mark B. Cloutier. There being no other nominees, the Chairman declared the nominations closed.

It was RESOLVED that the following persons, being eligible, be and are hereby elected Directors of the Company until the next Annual General Meeting or until their appointment is terminated in accordance with the Company’s Bye-laws:

D. Scott Davis

Robert J. Clanin

Joseph M. Pyne

Cyril E. Rance

Mark R. Bridges

Mark B. Cloutier.

7.	RATIFICATION OF APPOINTMENT OF AUDITORS

It was RESOLVED that the appointment of Deloitte & Touche, Chartered Accountants, as auditors (“Auditors”) of the Company for the year ended 31 December 2005 be and is hereby ratified and confirmed.

FURTHER RESOLVED that the remuneration of the Auditors be agreed and fixed by the Directors of the Company.

8.	CONFIRMATION OF ACTS

RESOLVED that the Members ratify and confirm the actions of the Directors and Officers of the Company up to the date of the last audited financial statements.

9.	Upon motion duly made and seconded, the proceedings then concluded.

Robert J. Clanin Chairman

2

Letter of Instruction to Execute Proxy for Special General Meeting of Shareowners – January 31, 2006

OVERSEAS PARTNERS LTD.

This Letter of Instruction is Solicited on Behalf of the Board of Directors

Attn: MR. THOMAS A. O’CONNELL, Vice President

WACHOVIA BANK N.A.

Corporate Trust Department

P.O. Box 41784

Philadelphia, PA 19101-1784

Dear Sir / Madam:

In connection with the special general meeting of shareowners of OVERSEAS PARTNERS LTD. (the “Company”) to be held at the Elbow Beach Hotel in Paget, Bermuda on January 31, 2006 at 11:00 A.M. and at any or all adjournments thereof, you are hereby instructed and directed to deliver a proxy to D. Scott Davis, Robert J. Clanin and Joseph M. Pyne, or any of them, with power of substitution, instructing and authorizing them to vote all shares which you are holding in custody for the undersigned as of December 15, 2005.

1. THAT the minutes of the annual general meeting of shareowners of the Company held on August 8, 2005 be approved:	FOR ☐	AGAINST ☐	ABSTAIN ☐
2. THAT the Company be wound up voluntarily pursuant to the provisions of the Bermuda Companies Act 1981:	FOR ☐	AGAINST ☐	ABSTAIN ☐

3. THAT Peter C.B. Mitchell and Nigel J.S. Chatterjee be appointed joint liquidators, to act both jointly and severally, for the purposes of such winding up, such appointment to be effective forthwith:

	FOR ☐	AGAINST ☐	ABSTAIN ☐
4. THAT the joint liquidators be and they are hereby authorized to distribute the surplus assets in specie as they may determine:	FOR ☐	AGAINST ☐	ABSTAIN ☐
5. THAT the joint liquidators be and they are hereby authorized to appoint attorneys-in-fact to act on their behalf in their absence from Bermuda:	FOR ☐	AGAINST ☐	ABSTAIN ☐

6. THAT the joint liquidators be remunerated for all work reasonably and properly carried out in the winding up of the Company, together with reasonable out-of-pocket expenses and proper disbursements incurred in connection with the winding up:

	FOR ☐	AGAINST ☐	ABSTAIN ☐
7. In their discretion upon such other matters as may properly come before the meeting or any adjournment thereof.

The shares of the Company to which this Letter of Instruction relates shall be voted in the manner directed herein by the undersigned when this Letter has been properly executed. If no direction is made, such shares will be voted FOR each Proposal.

Dated this            day of

SIGNATURE (sign exactly as name appears hereon)

SIGNATURE OF CO-OWNER, IF ANY

For joint account, all co-owners must sign. Executors, administrators, trustees,

etc. should so indicate when signing.

The Board recommends a vote “FOR” all Proposals

  <          FOLD AND DETACH HERE          <

OVERSEAS PARTNERS LTD.

This Proxy is Solicited on Behalf of the Board of Directors

Proxy for Special General Meeting of Shareowners — January 31, 2006

The undersigned hereby appoints D. Scott Davis, Robert J. Clanin and Joseph M. Pyne, or any of them, with power of substitution, as attorneys and proxies to vote all of the shares of stock standing in the name of the undersigned as of December 15, 2005 at the Special General Meeting of Shareowners of OVERSEAS PARTNERS LTD. (“OPL” or the “Company”), to be held at the Elbow Beach Hotel in Paget, Bermuda on January 31, 2006 at 11:00 A.M., and at any or all adjournments thereof. The undersigned hereby instructs and authorizes said attorneys to vote:

1. THAT the minutes of the annual general meeting of shareowners of the Company held on August 8, 2005 be approved:	FOR ☐	AGAINST ☐	ABSTAIN ☐

2. THAT the Company be wound up voluntarily pursuant to the provisions of the Bermuda Companies Act 1981:	FOR ☐	AGAINST ☐	ABSTAIN ☐

3. THAT Peter C.B. Mitchell and Nigel J.S. Chatterjee be appointed joint liquidators, to act both jointly and severally, for the purposes of such winding up, such appointment to be effective forthwith:

	FOR ☐	AGAINST ☐	ABSTAIN ☐

4. THAT the joint liquidators be and they are hereby authorized to distribute the surplus assets in specie as they may determine:	FOR ☐	AGAINST ☐	ABSTAIN ☐

5. THAT the joint liquidators be and they are hereby authorized to appoint attorneys-in-fact to act on their behalf in their absence from Bermuda:	FOR ☐	AGAINST ☐	ABSTAIN ☐

6. THAT the joint liquidators be remunerated for all work reasonably and properly carried out in the winding up of the Company, together with reasonable out-of-pocket expenses and proper disbursements incurred in connection with the winding up:

	FOR ☐	AGAINST ☐	ABSTAIN ☐

7. In their discretion upon such other matters as may properly come before the meeting or any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareowner. If no direction is made, this proxy will be voted FOR each Proposal.

Dated this              day of

SIGNATURE (sign exactly as name appears hereon)

SIGNATURE OF CO-OWNER IF ANY

For joint accounts, all co-owners must sign. Executors, administrators, trustees, etc. should so indicate when signing.

The Board recommends a vote “FOR” all Proposals.